UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ADTRAN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING

AND

PROXY STATEMENT

April 3, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, May 6, 2008, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope, or vote by telephone or over the Internet as directed on the enclosed proxy card, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

THOMAS R. STANTON Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2008

NOTICE HEREBY IS GIVEN that the 2008 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, May 6, 2008, at 10:30 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect seven directors to serve until the 2009 Annual Meeting of Stockholders;

2.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2008; and

3.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 12, 2008 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

James E. Matthews Senior Vice President – Finance, Chief Financial Officer, Treasurer, Secretary and Director

Huntsville, Alabama

April 3, 2008

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 6, 2008:

This Notice, the Proxy Statement and the 2007 Annual Report to Stockholders of ADTRAN, Inc. are

available at www.proxyvote.com.

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2008

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2008 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, May 6, 2008, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 3, 2008.

This Proxy Statement, the attached Notice of Annual Meeting and our 2007 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 12, 2008. On the record date, 64,194,387 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

In voting with regard to Proposal 2 to ratify the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 and Proposal 2 are discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal.

As of March 12, 2008, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 1,562,788 shares of our common stock, constituting approximately 2.4% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Proxies

You should specify your choices with regard to each of the proposals (1) by telephone as directed on the enclosed proxy card, (2) over the Internet as directed on the enclosed proxy card, or (3) on the enclosed proxy card by signing, dating and returning it in the accompanying postage paid envelope. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•

giving written notice to James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);

•	executing and delivering to Mr. Matthews a proxy card bearing a later date;

•	voting again prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting, as directed on the enclosed proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2008, by (1) each of our directors and our director emeritus, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

	Common Stock Beneficially Owned (1)
Name and Relationship to Company	Number of Shares		Percent of Class
Thomas R. Stanton Chairman of the Board, Chief Executive Officer and Director	586,612		*
James E. Matthews Senior Vice President – Finance, Chief Financial Officer, Treasurer, Secretary and Director	118,750		*
Robert A. Fredrickson Vice President – Carrier Networks Sales	190,250	(2)	*
P. Steven Locke Vice President – Service Provider Sales	25,000		*
Raymond R. Schansman Senior Vice President and General Manager, Enterprise Networks	101,466		*
James L. North Director Emeritus	101,000		*
Roy J. Nichols Director	81,084	(2)	*
William L. Marks Director	68,932		*
H. Fenwick Huss Director	50,000		*
Balan Nair Director	1,000		*
Ross K. Ireland Director Nominee	—		*
All directors and executive officers as a group (13 persons)	1,571,720	(2)	2.4%

*	Represents less than one percent of the outstanding shares of our common stock.
(1)	Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of January 31, 2008 as follows: Mr. Stanton – 555,500 shares; Mr. Matthews – 118,750 shares; Mr. Fredrickson – 180,250 shares; Mr. Locke – 25,000 shares; Mr. Schansman – 99,166 shares; Mr. North – 30,000 shares; Mr. Nichols – 54,000 shares; Mr. Marks – 50,000 shares; Dr. Huss – 50,000 shares; and all directors and executive officers as a group – 1,389,666 shares. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.
(2)	The shares shown include: as to Mr. Fredrickson, 2,000 shares held by his daughter; as to Mr. Nichols, 11,663 shares held in a trust and 11,421 shares held by his wife; and as to all directors and executive officers as a group, 13,421 shares owned by spouses and other immediate family members and 11,663 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
FMR, LLC	9,638,826	(1)	14.8%
82 Devonshire Street
Boston, Massachusetts 02109
Grantor Retained Annuity Trusts for the benefit of Linda J. Smith (2)	7,997,600	(2)	12.3%
c/o Smith Asset Management Co.
200 Clinton Avenue, Suite 805
Huntsville, Alabama 35801
Barclays Global Investors, NA	5,520,099	(3)	8.5%
45 Fremont Street
San Francisco, California 94105
Royce & Associates, LLC	4,475,100	(4)	6.9%
1414 Avenue of the Americas
New York, New York 10019
T. Rowe Price Associates, Inc.	3,534,773	(5)	5.4%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	The amount shown and the following information is derived from Amendment No. 2 to the Schedule 13G filed by FMR, LLC (“FMR”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, FMR has sole dispositive power over 9,638,826 shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 9,631,126 of the shares; Fidelity Mid Cap Stock Fund, an investment company, is the beneficial owner of 3,500,000 of the shares; Pyramis Global Advisors Trust Company, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner of 7,700 of the shares. The Schedule 13G also indicates that each of Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, has the sole power to dispose of the 9,631,126 shares owned by the funds. Each of Mr. Johnson and FMR through its control of Pyramis Global Advisors Trust Company has sole dispositive power over the 7,700 shares beneficially owned by Pyramis Global Advisors Trust Company. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
(2)	The amount shown and the following information was provided by Smith Asset Management Co. and reflects beneficial ownership as of January 31, 2008. The 7,997,600 shares are held by five grantor retained annuity trusts, as follows: LJS GRAT 2006-2 – 772,518 shares; LJS GRAT 2007-1 – 2,998,800 shares; LJS GRAT 2007-2 – 1,304,645 shares; LJS GRAT 2007-3 – 1,100,000 shares and LJS GRAT 2007-4 – 1,821,637 shares. Mark Clay Smith is the trustee of the trusts and holds sole voting and dispositive power over all of the shares.
(3)	The amount shown and the following information is derived from the Schedule 13G filed by Barclays Global Investors, NA, reporting beneficial ownership as of December 31, 2007. Barclays Global Investors, NA reported beneficial ownership of 3,463,095 of the shares and had sole voting power as to 3,006,533 of the shares and sole dispositive power as to all of the shares. In the Schedule 13G, Barclays Global Fund Advisors reported beneficial ownership of 1,584,910 of the shares and sole voting and dispositive power as to all of these shares. In addition, in the Schedule 13G, Barclays Global Investors, LTD reported beneficial ownership of 256,912 of the shares and sole voting power as to 198,865 of the shares and sole dispositive power as to all of these shares. Barclays Global Investors Japan Limited reported beneficial ownership of 205,180 of the shares and sole voting and dispositive power as to all of these shares. Barclays Global Investors Canada Limited reported beneficial ownership of 10,002 of the shares and sole voting and dispositive power as to all of these shares. The Schedule 13G indicates that the shares reported are held by Barclays Global Investors, NA in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by Royce & Associates, LLC, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, Royce & Associates, a registered investment adviser, is the beneficial owner of and has sole voting and dispositive power over the shares.
(5)	The amount shown and the following information is derived from Amendment No. 4 to the Schedule 13G, filed by T. Rowe Price Associates, Inc., reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, T. Rowe Price, a registered investment adviser, is the beneficial owner of the shares, has sole voting power over 765,700 of the shares and has sole dispositive power over all of the shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of six members. In addition, James L. North, who was a Board member until his resignation in December 2002, currently serves as a director emeritus of ADTRAN. All members of the Board of Directors were elected at the 2007 Annual Meeting. On April 26, 2007, Thomas R. Stanton was appointed as our Chairman of the Board of Directors following the death of Mark C. Smith, who was one of the co-founders of ADTRAN and Chairman of the Board since ADTRAN commenced operations in January 1986. On February 26, 2008, the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, nominated Ross K. Ireland as a nominee for election as a director at the 2008 Annual Meeting.

The Board of Directors has nominated Thomas R. Stanton, H. Fenwick Huss, Ross K. Ireland, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols for election as directors at the 2008 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2009 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.

Each of the nominees has consented to serve his term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Thomas R. Stanton, H. Fenwick Huss, Ross K. Ireland, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols as directors for a one year term expiring at the 2009 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

Set forth below is certain information as of January 31, 2008 regarding the seven nominees for director, including their ages and principal occupations.

THOMAS R. STANTON has served as our Chief Executive Officer and a director since September 2005, and as our Chairman of the Board since April 2007. Prior to becoming our Chief Executive Officer, Mr. Stanton served as our Senior Vice President and General Manager – Carrier Networks from 2001 to September 2005, Vice President and General Manager – Carrier Networks from 1999 to 2001, and Vice President – Carrier Networks Marketing from 1995 to 1999. Before joining ADTRAN, Mr. Stanton served as Vice President – Marketing & Engineering for Transcrypt International, Inc. in 1995. He also served as Director, Marketing and then Senior Director, Marketing, for the E.F. Johnson Company from 1993 until joining Transcrypt in 1995. Mr. Stanton is 43.

H. FENWICK HUSS has served as Dean of the J. Mack Robinson College of Business at Georgia State University since July 2004. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998. He has been a member of the School of Accountancy faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989, and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002. Dr. Huss is 57.

ROSS K. IRELAND retired as Senior Executive Vice President of Services and Chief Technology Officer of SBC Communications Inc., a telecommunications services provider, in 2004. He assumed these positions in 1997 when Pacific Telesis Group merged with SBC Communications Inc. He served Pacific Telesis Group in various capacities from 1966 to 1997, including as Vice President and Chief Technology Officer from 1990 to 1997. Mr. Ireland was also a member of the Board of Directors of the Alliance for Telecommunications Industry Solutions, or ATIS, a not-for-profit corporation that provides telecom industry standards and industry operating practices, from 1990 through 2004, and served as the Chairman of the Board of ATIS from 2000 through 2004. Mr. Ireland currently serves on the board of directors of NeuStar, Inc. Mr. Ireland is 61.

WILLIAM L. MARKS has served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, since 1990, and served in various executive and management capacities with AmSouth Bank, N.A. from 1984 to 1990. Mr. Marks currently serves as a director of CLECO Corporation and CLECO Power, LLC. Mr. Marks has served as a director of ADTRAN since 1993. Mr. Marks is 64.

JAMES E. MATTHEWS has served as our Senior Vice President – Finance, Chief Financial Officer and Treasurer since 2001 and as our Secretary and as a member of our Board since February 2007. Before joining ADTRAN, Mr. Matthews was the Chief Financial Officer of Home Wireless Networks, Inc. from 1999 to 2001. From 1998 to 1999, he served as Chief Executive Officer of Miltope Group, Inc. and as Vice President Finance and Chief Financial Officer of Miltope Group, Inc. from 1995 to 1998. From 1992 to 1995, Mr. Matthews served as Controller of Hughes Training, Inc. Mr. Matthews is 51.

BALAN NAIR is currently Senior Vice President and Chief Technology Officer of Liberty Global, Inc. Mr. Nair served as Chief Technology Officer at AOL, LLC from December 2006 to June 2007. He joined AOL in 2006 as Chief Information Officer and was promoted to Chief Technology Officer in December of 2006. Prior to AOL, Mr. Nair served as Chief Information Officer at Qwest Communications. He was also the Chief Technology Officer at Qwest from 2004 through 2006. Mr. Nair also served as Vice President of Network and Technologies of Qwest between 2000 and 2004, Director of Operations from 1999 through 2000, and Director of Technology Selection and Labs from 1997 through 1999. Prior to 1997, Mr. Nair held Director and Manager positions in Systems Planning, Technology Modeling and Development at Qwest. Mr. Nair currently serves on the Board of the Northern Virginia Technology Council and also on the Governor’s Council on IT in Healthcare for the Commonwealth of Virginia. Mr. Nair is 41.

ROY J. NICHOLS served as Chairman of the Board of Torch Concepts, Inc., a software development company specializing in business intelligence applications, from September 2000 to December 2005. He served as Vice Chairman of the Board, President and Chief Executive Officer of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Applied Genomics, Inc., Blue Creek Investment Partners and the Hudson Alpha Institute of Biotechnology. Mr. Nichols has served as a director of ADTRAN since 1994, and has served as our lead director since October 2006. Mr. Nichols is 69.

Information Regarding Director Emeritus

Set forth below is certain information as of January 31, 2008 regarding our director emeritus, including his age and principal occupation (which has continued for at least the past five years unless otherwise noted).

JAMES L. NORTH is an attorney with James L. North & Associates in Birmingham, Alabama and has been counsel to ADTRAN since its incorporation in November 1985. Mr. North has been a practicing attorney since 1965. Mr. North currently serves as a director emeritus and served as a director of ADTRAN from 1993 to December 2002. Mr. North is 71.

CORPORATE GOVERNANCE

Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Messrs. Marks, Nair and Nichols and Dr. Huss, as well as director nominee Ross K. Ireland, do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ listing standards. The incumbent independent directors also constitute all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Mr. Nichols, our lead director, presides over these meetings.

Meetings of the Board of Directors and its Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2007, the Board of Directors held seven meetings, the Audit Committee held 12 meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held two meetings. No director attended less than 75% of the aggregate of meetings of the Board of Directors and of the committees of which he is a member. All six of the incumbent directors, as well as director emeritus James North, attended the 2007 Annual Meeting of Stockholders on May 8, 2007.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (4) the qualifications and independence of our independent registered public accounting firm; (5) the performance of our internal audit function and the independent registered public accounting firm; and (6) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Dr. Huss is the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert.

Compensation Committee

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. In addition, the Compensation Committee is responsible for administering our 2006 Employee Stock Incentive Plan, our Management Incentive Bonus Plan and our 2005 Directors Stock Option Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Marks is the Chair of the Compensation Committee.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and stock option grants, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans, and approves option grants and stock awards. The Committee has authority to review and approve annual performance goals and objectives for our Chief Executive Officer, to evaluate his performance and to set his compensation based on the evaluation. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation within 90 days of the beginning of each fiscal year. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so. In accordance with Delaware law, in November 2007 the Compensation Committee also delegated to the Chief Executive Officer the authority to determine the amount of the individual annual stock option grants to employees of ADTRAN that are not officers, subject to a maximum aggregate number of stock options approved by the Committee.

At the beginning of each calendar year, our Compensation Committee reviews the Management Incentive Bonus Plan results from the prior year, establishes the performance goals for the current year, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity grants and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the fourth quarter of each calendar year to determine and approve annual equity awards.

Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. In doing so, he consults with our Chief Financial Officer.

Our Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants. In 2007, we did not engage a compensation consultant to assist in evaluating our compensation programs.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee is composed of H. Fenwick Huss, William L. Marks, Balan Nair and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Nair is the Chair of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and ADTRAN at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and

Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that set forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.

As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2009 Annual Meeting, stockholder recommendations for director must be received by us no later than December 4, 2008. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

All of the current nominees for director recommended for election by the stockholders at the 2008 Annual Meeting are current members of the Board, except for Ross K. Ireland. In 2007, we hired Spencer Stuart, an executive and director search consulting firm, to assist in identifying and/or evaluating potential director nominees. Spencer Stuart identified Mr. Ireland as a nominee for director. In evaluating candidates for director, the Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and, for incumbent directors, their prior performance as directors, the Committee determined to recommend Mr. Ireland for election and each incumbent director for re-election. The Committee has not received any nominations from stockholders for the 2008 Annual Meeting.

Communications with the Board of Directors

The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline by email at hotline@adtran.com, by mail at ADTRAN, Inc. Hotline, P.O. Box 5765, Huntsville, Alabama 35814, or by calling the hotline at 1-800-873-1110, extension 6600. Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – Corporate Governance Hotline.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

The goals of our executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the telecommunications industry;

•	align management’s interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and

•	align management’s interests with the interests of stockholders by including long-term equity incentives.

To achieve these goals, we focus on several key points in the design of our executive compensation program. First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company. We believe that retention involves two interrelated components – establishment of a working environment that provides intangible benefits to our executives and encourages longevity and overall compensation that is generally competitive within our industry and among companies of comparable size and complexity. Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides roughly average overall compensation to our executive officers, as compared to companies with which we compete for talent, but still remain competitive. Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. Instead, we rely on our familiarity with the market and ongoing market intelligence, including occasional review of publicly available compensation information of other companies both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs. We do not, however, use any systematic process or designated group of companies for this review.

The Committee also seeks a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	our need for someone in a particular position; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.

The Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.

Our Chief Executive Officer works closely with the Committee to maintain an open dialogue regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Committee regularly on results and compensation issues. Our Chief Executive Officer also provides the Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Employee Stock Incentive Plan and Management Incentive Bonus Plan were designed to meet the requirements so that grants and annual incentive bonuses under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for ADTRAN. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.

Components of Executive Compensation

Our executive compensation program consists of base salary, commissions for sales executives, an annual incentive bonus program, and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan, and in a nonqualified deferred compensation program. The Compensation Committee of our Board of Directors oversees our executive compensation program.

Base Salary and Commissions. Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer. Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities. The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent. For our sales executives, commissions are an important element of cash compensation, because they tie the executive’s pay directly to his success in his area of responsibility. Our sales executives generally receive half of their cash compensation (not including annual incentive bonus payments, if any) in salary and half in commissions, which is consistent with our historical practice and our understanding of the standard practice in the market for these executives. The Committee also reviews historical salary and commission information for each of the executive officers as part of its analysis in setting base salaries and commission structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.

In January 2007, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved salary increases for each of the named executive officers ranging from 3% to 6%, along with corresponding increases in the commission rates for Messrs. Fredrickson and Locke. The base salary increases for 2007 were as follows:

Named Executive Officer	2006 Base Salary	2007 Base Salary
Thomas R. Stanton	$415,000	$431,600
James E. Matthews	$245,000	$255,413
Raymond R. Schansman	$208,000	$220,480
Robert A. Fredrickson	$209,000	$215,270
P. Steven Locke	$202,600	$212,730

The standard increase in base salary throughout our company in 2007 was approximately 4%, with adjustments within each functional area based upon an individual’s relative performance and position within his or her area. This basic structure influenced the base salary increases for the named executive officers as well. For Messrs. Stanton and Matthews, their base salary increase reflected the standard increase throughout the company of approximately 4%. Mr. Schansman’s increase reflected his tenure with ADTRAN, his increased responsibility and the importance of his position to the organization following his promotion to Senior Vice President and General Manager of our Enterprise Networks division in late 2006. The increases for Messrs. Stanton, Matthews and Schansman also reflected their increased responsibilities in 2007, particularly as a result of the elimination of the chief operating officer position in early 2007.

Messrs. Fredrickson and Locke, both of whom are sales executives, received both base salary increases and corresponding increases in commission rates. For Mr. Fredrickson, his base salary and commission rate increase principally reflected the process used throughout the company, taking into account the overall percentage increase for his functional area and then adjusting for his position and the relative performance of his business unit with respect to overall corporate performance. In adjusting his base salary and commission level, the Committee also considered Mr. Frederickson’s historical base salary and commission rate with respect to other executives with similar positions within the company, resulting in a slightly lower increase than for the other named executive officers. For Mr. Locke, the Committee approved a base salary and commission rate increase that reflected his successful performance in the prior year as well as adjustments to align his salary and commission rate more closely with other executives with similar positions, resulting in a slightly higher percentage increase.

Annual Incentive Compensation. We provide annual bonuses under our Management Incentive Bonus Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. Bonuses for 2007 were determined by a formula based on targeted per-share after tax earnings (“EPS”), as described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We use EPS as the performance measure for our annual incentive awards because we consider earnings growth to be the best indicator of stockholder value. The minimum EPS goal for 2007 was based on what we believed at the time to be an achievable level of growth, while at the same time a challenging one, substantially higher than the average growth rate of our EPS for the last few years. The Committee does not have the discretion under the Management Incentive Bonus Plan to award a bonus absent attainment of the minimum EPS goal. The Committee has the discretion to decrease a bonus payout under the plan even if performance measures are met, but does not have any discretion to increase a bonus payout. No bonuses were paid to our executive officers for 2007 because the minimum EPS required under the plan was not achieved. In addition, in 2007, the Committee did not exercise any discretion in its decisions regarding the plan.

For 2007, the Committee set the bonus targets for the Chief Executive Officer and Senior Vice Presidents, including Messrs. Stanton, Matthews and Schansman, at a minimum of 10% of base salary if the minimum targeted level of EPS were achieved, plus an additional 1% of base salary for each $0.01 of EPS above the minimum level. For Vice Presidents, including Messrs. Fredrickson and Locke, the corresponding initial bonus target was set at 5% of base salary, with an additional 0.5% of base salary for each $0.01 of EPS above the minimum level. The initial base salary target corresponded with the target set in the previous year, which the Committee believed remained appropriate in 2007. The Committee set a second target at 24% of base salary for the Chief Executive Officer and Senior Vice Presidents and 12% of base salary for Vice Presidents if a higher level of EPS were achieved, plus an additional 2% of base salary and 1% of base salary, respectively, for each $0.01 of EPS above the higher EPS level. The Committee set the EPS target for the second base salary target level based upon the EPS that would result from achievement of the high end of our internal corporate revenue goals. Because this EPS target was higher than the one used in previous years and therefore more difficult to achieve, the percentages of base salary corresponding to achievement of that level of EPS were increased for 2007. Our Management Incentive Bonus Plan is discussed further in the narrative following the Summary Compensation Table and the Grants of Plan-Based Award table below.

Long-Term Incentive Awards. We compensate our executive officers in part with annual grants of stock option awards under our 2006 Employee Stock Incentive Plan, which is described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We grant stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with that of our stockholders in the long term, and because these grants are a standard form of compensation among the companies with which we compete for executive talent. The Compensation Committee believes that stock option awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in ADTRAN’s success. In addition, they can provide beneficial tax treatment that executives value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

Our option grants are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2007, the Compensation Committee approved equity grants to our executives consisting solely of stock options that vest over a four year period, with 25% vesting on each anniversary of the grant date. Stock option grants in 2007 to the named executive officers are set forth in the Grants of Plan-Based Awards table below and described in the narrative below that table. In determining the amount of the option awards, the Compensation Committee began by deciding on an overall pool amount for the company, taking into account the estimated expense to us of the grants and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from company-wide option grants, which we believe is at the low end of the expense levels incurred by our competitors. The Committee established a pool of up to 930,000 stock options for the 2007 annual grant, as compared to a pool of up to 879,827 stock options for the 2006 annual grant. The Committee then allocated the pool of options among the different functions throughout the company, based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Compensation Committee then set each executive’s individual award from the amount allocated to the function in which he serves, based on the recommendation of our Chief Executive Officer with input from our Chief Financial Officer. In determining the amount of the options grants for Messrs. Stanton, Matthews and Schansman, the Committee principally took into account their increased responsibilities in 2007, particularly as a result of the elimination of the chief operating officer position. Consequently, the Committee increased the option grants to these three officers in 2007. With respect to Messrs. Fredrickson and Locke, the Committee determined to increase their 2007 grant amounts in consideration of the fact that their grants in prior years had remained flat or had decreased, due to the need in those prior years for higher grants in other functional areas of the company to address retention concerns in those other areas.

Other Compensation. We maintain general broad-based employee benefit plans in which our executives participate, such as health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment for all of our employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives to voluntarily defer a portion of their income and save money for retirement on a tax deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a benefit that executives value at virtually no cost to us.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits upon a change of control or upon termination of employment for specified reasons to participants, including the named executive officers, in our equity incentive plans and our Management Incentive Bonus Plan. All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. We provide the limited change of control benefits to encourage our executives to seek out and pursue business transactions that could be beneficial to ADTRAN and its stockholders.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE William L. Marks, Chairman H. Fenwick Huss Balan Nair Roy J. Nichols

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2007 and December 31, 2006, the total compensation earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007 (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Thomas R. Stanton	2007	$431,600	—	—	$549,417	—	—	$6,750	$987,767
Chief Executive Officer	2006	$414,423	—	—	$491,595	—	—	$6,600	$912,618
James E. Matthews	2007	$255,413	—	—	$202,562	—	—	$6,750	$464,725
Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary	2006	$244,615	—	—	$181,793	—	—	$6,600	$433,008
Robert A. Fredrickson	2007	$409,728	—	—	$217,463	—	—	$6,750	$633,941
Vice President – Carrier Networks Sales	2006	$390,166	—	—	$216,476	—	—	$6,600	$613,242
P. Steven Locke Vice President – Service Provider Sales	2007	$286,539	—	—	$125,472	—	—	$6,750	$418,761
Raymond R. Schansman Senior Vice President and General Manager, Enterprise Networks	2007	$220,480	—	—	$179,607	—	—	$6,614	$406,701

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our non-qualified deferred compensation plan. The 2007 amounts for Messrs. Fredrickson and Locke also include $194,458 and $73,809, respectively, earned as commissions on sales. The 2006 amount for Mr. Fredrickson also includes $181,166 earned as commissions on sales.
(2)	Represents the Black-Scholes fair value of options that we recorded as expense in 2007 and 2006. For a description of the assumptions used to determine these amounts, see Note 2, Note 2 and Note 1, respectively, to the Consolidated Notes to the Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006 and 2005, except that, as required by SEC regulations, the amounts in the table above do not reflect any assumed forfeitures.
(3)	No amounts were earned for 2007 or 2006 pursuant to the Management Incentive Bonus Plan.
(4)	Consists of ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. The 401(k) plan requires us to contribute an amount equal to 3% of each employee’s annual compensation to the plan each year, but only $225,000 of compensation may be considered in calculating the contribution amount for each employee.

Grants of Plan-Based Awards in 2007

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date		Thresh-old ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Thomas R. Stanton	11/05/2007	(1)								60,000	$23.02	$549,570
	—		$43,160	$43,160	$431,600
James E. Matthews	11/05/2007	(1)								24,000	$23.02	$219,828
	—		$25,541	$25,541	$255,413
Robert A. Fredrickson	11/05/2007	(1)								17,250	$23.02	$158,001
	—		$10,763	$10,763	$107,635
P. Steven Locke	11/05/2007	(1)								11,500	$23.02	$105,334
	—		$10,636	$10,636	$106,365
Raymond R. Schansman	11/05/2007	(1)								24,000	$23.02	$219,828
	—		$22,048	$22,048	$220,480

(1)	Grants of stock options under our 2006 Employee Stock Incentive Plan.
(2)	Reflects the possible annual incentive bonus awards for 2007 payable under our Management Incentive Bonus Plan, as described under “Annual Incentive Awards” below. As indicated in the Summary Compensation Table and discussed below, no bonuses were paid for 2007.
(3)	Represents the grant date fair value of option grants made in 2007. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Annual Incentive Awards

We provide our named executive officers with the opportunity to earn annual bonuses under our Management Incentive Bonus Plan. Under the bonus plan, within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the bonus plan.

In February 2007, our Compensation Committee established a formula to determine 2007 bonuses, based on a targeted level of per-share after tax earnings (“EPS”). If a minimum EPS target were achieved, each of Messrs. Stanton, Matthews and Schansman would have received a bonus equal to 10% of his base salary for the year, plus 1% of base salary for each $0.01 of EPS above the minimum EPS amount. Each of Messrs. Fredrickson and Locke would have received a bonus equal to 5% of his base salary (not including commissions) for the year, plus 0.5% of base salary for each $0.01 of EPS above the minimum EPS amount. If a second, higher EPS objective were achieved, each of Messrs. Stanton, Matthews and Schansman would have received a bonus equal to 24% of his base salary for the year, plus 2% of base salary for each $0.01 of EPS above the higher goal level. Each of Messrs. Fredrickson and Locke would have received a bonus equal to 12% of his base salary (not including commissions) for the year, plus 1% of base salary for each $0.01 of EPS above the higher goal level. The maximum potential bonus for each of Messrs. Stanton, Matthews and Schansman was 100% of his base salary for the year. The maximum potential bonus for each of Messrs. Fredrickson and Locke was 50% of his base salary for the year. No bonuses were paid to our executive officers for 2007 because the minimum EPS required under the plan was not achieved.

Equity Compensation

We granted stock options during 2007 to our named executive officers under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The Stock Incentive Plan permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards.

The exercise price of the options we granted to our named executive officers during 2007 was equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Stock Incentive Plan as the closing price of our common stock on the business day immediately before the date of grant. The option price may be paid in cash, in shares of our common stock, by broker-assisted cashless exercise, or by any other method permitted by the Committee.

The options we granted in 2007 to our named executive officers will become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date. The options become immediately vested and exercisable upon the executive’s death or disability, and upon a change of control. The options may be exercised for one year after termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason other than for cause, in which case the options immediately terminate. In addition, the Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the options are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas R. Stanton	80,000	(1)	—		—	$10.66	9/17/2008
	100,000	(2)	—		—	$18.03	7/15/2009
	120,000	(3)	—		—	$12.75	7/23/2011
	45,000	(4)	—		—	$8.70	8/30/2012
	108,000	(5)	—		—	$10.50	10/16/2012
	35,000	(6)	—		—	$32.27	11/25/2013
	30,000	(7)	10,000	(7)	—	$22.17	10/18/2014
	25,000	(8)	25,000	(8)	—	$30.04	10/17/2015
	12,500	(9)	37,500	(9)	—	$22.53	11/3/2016
	—		60,000	(10)	—	$23.02	11/5/2017

James E. Matthews	50,000	(11)	—		—	$14.36	1/10/2012
	30,000	(5)	—		—	$10.50	10/16/2012
	15,000	(6)	—		—	$32.27	11/25/2013
	11,250	(7)	3,750	(7)	—	$22.17	10/18/2014
	7,500	(8)	7,500	(8)	—	$30.04	10/17/2015
	5,000	(9)	15,000	(9)	—	$22.53	11/3/2016
	—		24,000	(10)	—	$23.02	11/5/2017

Robert A. Frederickson	80,000	(2)	—		—	$18.03	7/15/2009
	20,000	(3)	—		—	$12.75	7/23/2011
	36,000	(5)	—		—	$10.50	10/16/2012
	18,000	(6)	—		—	$32.27	11/25/2013
	13,500	(7)	4,500	(7)	—	$22.17	10/18/2014
	9,000	(8)	9,000	(8)	—	$30.04	10/17/2015
	3,750	(9)	11,250	(9)	—	$22.53	11/3/2016
	—		17,250	(10)	—	$23.02	11/5/2017

P. Steven Locke	10,000	(6)	—		—	$32.27	11/25/2013
	7,500	(7)	2,500	(7)	—	$22.17	10/18/2014
	5,000	(8)	5,000	(8)	—	$30.04	10/17/2015
	2,500	(9)	7,500	(9)	—	$22.53	11/3/2016
	—		11,500	(10)	—	$23.02	11/5/2017

Raymond R. Schansman	8,000	(1)	—		—	$10.66	9/17/2008
	20,000	(2)	—		—	$18.03	7/15/2009
	30,000	(3)	—		—	$12.75	7/23/2011
	7,916	(5)	—		—	$10.50	10/16/2012
	12,000	(6)	—		—	$32.27	11/25/2013
	9,750	(7)	3,250	(7)	—	$22.17	10/18/2014
	6,500	(8)	6,500	(8)	—	$30.04	10/17/2015
	5,000	(9)	15,000	(9)	—	$22.53	11/3/2016
	—		24,000	(10)	—	$23.02	11/5/2017

(1)	The options vested 25% per year over four years beginning on 9/17/1999.

(2)	The options vested 25% per year over four years beginning on 7/15/2000.
(3)	The options vested 25% per year over four years beginning on 7/23/2002.
(4)	The options vested 25% per year over four years beginning on 8/30/2003.
(5)	The options vested 25% per year over four years beginning on 10/16/2003.
(6)	The options vested 25% per year over four years beginning on 11/25/2004.
(7)	The options vest 25% per year over four years beginning on 10/18/2005.
(8)	The options vest 25% per year over four years beginning on 10/17/2006.
(9)	The options vest 25% per year over four years beginning on 11/3/2007.
(10)	The options vest 25% per year over four years beginning on 11/5/2008.
(11)	The options vested 25% per year over four years beginning on 1/10/2003.

Option Exercises in 2007

The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2007 fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas R. Stanton	52,025	$667,419

James E. Matthews	—	—

Robert A. Fredrickson	62,882	$953,877

P. Steven Locke	9,000	$144,000

Raymond R. Schansman	6,000	$78,607

Nonqualified Deferred Compensation in 2007

The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2007.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Thomas R. Stanton	$107,581	—	$116,864	—	$1,169,933

James E. Matthews	$45,830	—	$86,925	—	$647,990

Robert A. Fredrickson	$53,697	—	$74,388	—	$570,829

P. Steven Locke	$21,195	—	$6,218	—	$117,094

Raymond R. Schansman	—	—	—	—	—

(1)	This amount is included in the “Salary” column of the Summary Compensation Table for 2007 for Messrs. Stanton, Matthews, Fredrickson and Locke.
(2)	Includes an amount that is included in the “Salary” column of the Summary Compensation Table for 2006 for certain of the named executive officers, as follows: Mr. Stanton – $103,816; Mr. Matthews – $36,984; and Mr. Fredrickson – $52,250.

We maintain the ADTRAN Inc. Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers who have been duly elected by our Board of Directors. The deferred compensation plan allows participants to defer all or a portion of their salaries and annual bonuses, and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to help us pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed after termination of employment, or at age 65 if elected by the participant, in a single lump sum cash payment.

Potential Payments Upon Termination or Change of Control

This section describes the limited benefits that would be provided to our named executive officers under our executive compensation plans upon a change in control of ADTRAN or following termination of employment.

Management Incentive Bonus Plan

Under the ADTRAN, Inc. Management Incentive Bonus Plan, in the event of a change in control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-current annual incentive, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change in control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change in control. Under the bonus plan, a change of control would occur if:

(1)	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

(2)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;

(3)	a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or

(4)	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

If there had been a change of control of ADTRAN on December 31, 2007, none of our executive officers would have received a payment under this provision, because the minimum earnings per share target required under the 2007 performance measures had not been attained as of that date.

Deferred Compensation Plan

Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment. The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. The Nonqualified Deferred Compensation table shows each executive’s account balance at the end of 2007, which is the amount each executive would have received if he had terminated employment on December 31, 2007.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any reason other than cause.

Under the 2006 Employee Stock Incentive Plan, change of control is defined as:

(1)	the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;

(2)	during any 12-month period, a majority of the Board is no longer composed of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;

(3)	a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or

(4)	the sale or other disposition of substantially all of our assets.

An executive is considered retired under the 2006 Employee Stock Incentive Plan if he terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his duties within 15 days of receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Currently, none of our executives have employment contracts.

1996 Employees Incentive Stock Option Plan

Under our 1996 Employees Incentive Stock Option Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate, unless the executive is terminated for cause after a change of control, in which case the options may be exercised for three months after termination. Options may be exercised for one year upon termination due to the executive’s disability, for one year upon the executive’s death, or for three months after termination for any reason other than cause.

Disability under the 1996 plan is determined by our Compensation Committee in its sole discretion. Change of control is defined as: (1) the acquisition by a person, group or entity of a sufficient number of shares of our common stock, or securities convertible into our common stock, to hold more than 50% of our common stock; or (2) any sale or other disposition of substantially all of our assets. Cause under the 1996 plan means acts by an executive that cause us liability or loss involving: personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), improper use or disclosure of our confidential information or trade secrets, the breach of any contract with ADTRAN, the unlawful trading in securities based on information gained through the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations.

Because all of the outstanding unvested stock options held by the named executive officers as of December 31, 2007 under the 2006 Stock Incentive Plan and the 1996 Stock Option Plan had exercise prices higher than the closing price of our common stock on that date, Messrs. Stanton, Matthews, Fredrickson, Locke and Schansman would not have received any value on December 31, 2007 due to accelerated vesting upon a change of control or termination of employment due to death or disability.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3)(4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
H. Fenwick Huss	$55,000	—	$53,478		—	—	—	$108,478

William L. Marks	$54,000	—	$53,478		—	—	—	$107,478

Balan Nair	$37,500	—	$75,382		—	—	—	$112,882

Roy J. Nichols	$49,500	—	$53,478		—	—	—	$102,978

James L. North	$36,000	—	$53,478		—	—	—	$89,478

Mark C. Smith (1)	$17,000	—	—		—	—	—	$17,000

W. Frank Blount (2)	$21,000	—	$53,478	(5)	—	—	—	$74,478

(1)	Mr. Smith’s service on our Board of Directors ended on March 27, 2007 due to his death.
(2)	ADTRAN accepted Mr. Blount’s resignation on March 29, 2007, which subsequently became effective on April 16, 2007.
(3)	The amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2007. The grant date fair value for the annual option award made to the directors in 2007 was $38,730, and the grant date fair value of the initial option award made to Mr. Nair upon his election to the board was $116,414. For a description of the assumptions used to determine the fair value of options recorded as expense in 2007 and the grant date fair value of options granted in 2007, see Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.
(4)	The aggregate number of option awards outstanding for each of the directors at December 31, 2007 was as follows:

Name	Options
H. Fenwick Huss	55,000

William L. Marks	55,000

Balan Nair	15,000

Roy J. Nichols	59,000

James L. North	35,000
(5)	On April 16, 2007, the Board of Directors approved the acceleration and vesting of Mr. Blount’s outstanding unvested stock options.

Non-employee directors of ADTRAN, including Mr. North, our director emeritus, were paid an annual fee of $25,000, plus $1,500 for each Board meeting and $1,000 for each committee meeting attended in person and $500 for each Board or committee meeting attended by telephone, plus an annual retainer of $5,000 paid to each Board committee chairperson. In January 2008, the Board approved the payment of an annual fee of $10,000 to the director serving as lead director. This annual fee is in addition to all other fees received for services as a director or as a member or chairman of a committee of the Board. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

Our non-employee directors, including our current director emeritus, are entitled to participate in our 2005 Directors Stock Option Plan, which our stockholders approved at the 2005 annual meeting of stockholders on May 18, 2005. As of December 31, 2007, there were a total of 400,000 shares reserved for issuance under the 2005 Directors Plan, of which 75,000 shares were subject to outstanding options and 320,000 shares were available for future option grants. The 2005 Directors Plan provides for automatic grants of nonqualified stock options to directors who are not otherwise employees of ADTRAN. As of December 31, 2007, there were four directors and one director emeritus eligible to participate in the 2005 Directors Plan. The 2005 Directors Plan is administered by the Compensation Committee. Subject to the terms of the 2005 Directors Plan, the Compensation Committee has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the 2005 Directors Plan, to prescribe, amend and rescind any rules and regulations relating to the 2005 Directors Plan, and to make all determinations necessary or advisable for the administration of the 2005 Directors Plan.

Under the terms of the 2005 Directors Plan, an eligible director is granted a nonqualified stock option to purchase 10,000 shares of common stock upon that director’s initial election to the Board, and receives an additional nonqualified stock option to purchase 5,000 shares of common stock as of December 31 of each subsequent calendar year in which the director is still serving as an eligible director. The options granted under the 2005 Directors Plan have a term of ten years, and the exercise price of the options is the fair market value of our common stock on the date of grant. The fair market value of our common stock under the 2005 Directors Plan is the closing price of a share of common stock on NASDAQ on the date of grant. The exercise price may be paid in cash, shares of common stock held for at least six months, or both, or by broker-assisted cashless exercise. The options generally vest on the first anniversary of the grant date; however, all non-vested options previously granted to an eligible director immediately vest upon that director becoming “disabled,” upon his death or upon a “change of control” of ADTRAN. Under the 2005 Directors Plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion. “Change of control” is defined as: (1) any acquisition of more than 50% of our common stock; or (2) any disposition of all or substantially all of our assets. Generally, unexercised options terminate three months after an optionee ceases serving as a director. However, the post-service exercise period is extended to a year after termination due to disability. Unexercised options terminate immediately if the director is terminated for “cause” prior to a change in control. Under the 2005 Directors Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director’s beneficiary can exercise the options for up to one year after the date of the director’s death. The options will not be exercisable past their expiration date, however, regardless of the reason for termination of the director’s service.

No options may be granted under the 2005 Directors Plan after May 18, 2015, ten years after its date of adoption. The 2005 Directors Plan will terminate on the later of (1) the complete exercise or lapse of the last outstanding option granted under the 2005 Directors Plan or (2) the last date upon which options may be granted under the 2005 Directors Plan, subject to its earlier termination by the Board at any time.

On December 31, 2007, in accordance with the terms of the 2005 Directors Plan, options exercisable for 5,000 shares of common stock were granted to each of Messrs. Marks, Nair, Nichols and North and Dr. Huss. In addition, Mr. Nair received a grant of options exercisable for 10,000 shares of common stock upon his election to the Board on May 8, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2007, which include the following:

•	ADTRAN, Inc. Amended and Restated 1996 Employees Incentive Stock Option Plan, as amended);

•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan;

•	ADTRAN, Inc. 2005 Directors Stock Option Plan; and

•	ADTRAN, Inc. Amended and Restated 1995 Directors Stock Option Plan, as amended.

Each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	6,375,111	$19.79	11,560,401

Equity Compensation Plans Not Approved by Stockholders	—	—	—

TOTAL	6,375,111	$19.79	11,560,401

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James L. North, a partner in the law firm of James L. North & Associates, is our director emeritus and as of December 31, 2007, beneficially owned 101,000 shares of our common stock. We paid James L. North & Associates fees of $120,386 for legal services rendered to us during 2007. All bills for services provided by James L. North & Associates are reviewed and approved by our Chief Financial Officer. We believe that the fees for these services are reasonable and comparable to those charged by other firms for services rendered to us.

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of ADTRAN. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – ADTRAN Code of Business Conduct and Ethics.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2007, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that two stock option grant transactions for Michael K. Foliano, our Senior Vice President – Global Operations, were inadvertently reported late on a Form 4.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. In February 2004, our Board of Directors adopted an updated Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.

The Audit Committee held 12 meetings during the fiscal year ended December 31, 2007. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2007 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2007. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380), as amended or superseded.

In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2007 and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2008.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE H. Fenwick Huss, Chairman William L. Marks Balan Nair Roy J. Nichols

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2007 and 2006 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$748,419	$769,079
Audit-Related Fees	39,500	39,765
Tax Fees	195,000	30,730
All Other Fees	—	—

Total	$982,919	$839,574

Audit Fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as the statutory audit of the financial statements of a foreign subsidiary and in 2006, fees related to our filing of a Form S-8 registration statement for the ADTRAN, Inc. 2006 Employee Stock Incentive Plan.

Audit-Related Fees as of the fiscal years ended December 31, 2007 and 2006 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.

Tax Fees as of the fiscal years ended December 31, 2007 and 2006 were for services related to tax compliance, preparation of international tax returns and, in 2007, fees related to an analysis of ADTRAN’s research and development credit.

All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2007 and 2006.

We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of the generally pre-approved services. For fiscal year 2007, that limit was set at $50,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2009 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before December 4, 2008 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (1) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (2) the name and address, as they appear on our books, of the stockholder submitting the proposal, (3) the class and number of shares that are beneficially owned by such stockholder, (4) the dates on which the stockholder acquired the shares, (5) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (6) any material interest of the stockholder in the proposal, (7) a statement in support of the proposal and (8) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors.

Thomas R. Stanton Chairman of the Board

Huntsville, Alabama

April 3, 2008

Our 2007 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ADTRAN, INC. 901 EXPLORER BLVD ATTN: SHERE RUCKER HUNTSVILLE, AL 35806-2807

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ADTRAN, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ADTRAN, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	ADTRN1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADTRAN, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW-LISTED PROPOSALS. Vote on Directors
1. Elect as directors the seven nominees listed below to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary):		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees: 01) Thomas R. Stanton 02) H. Fenwick Huss 03) Ross K. Ireland 04) William L. Marks	05) James E. Matthews 06) Balan Nair 07) Roy J. Nichols

Vote on Proposal					For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2008.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to James E. Matthews, Secretary of ADTRAN, by executing and delivering to Mr. Matthews a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐	Note:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ADTRAN, INC.

May 6, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement for the 2008 Annual Meeting and the 2007 Annual Report to Stockholders are available at www.proxyvote.com.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

REVOCABLE PROXY

COMMON STOCK

ADTRAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas R. Stanton and James E. Matthews, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, May 6, 2008, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side thereof.

(Continued and to be signed on the reverse side.)